Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 22, 2024

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H		President and Chief Executive Officer
Hampstead, Maryland 21074		(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $2,298,496 OR $0.74 PER SHARE FOR THE SIX MONTHS ENDED

JUNE 30, 2024

HAMPSTEAD, MARYLAND (July 22, 2024) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the six months ended June 30, 2024 was $2,298,496 , or $0.74 per common share (basic and diluted), compared to $3,570,968, or $1.16 per common share (basic and diluted), for the same period in 2023. Higher interest expense as a result of the Federal Reserve rate increases over the last two years was the primary reason for the decline in net income. The Company’s return on average equity during the six months ended June 30, 2024 was 8.81% compared to 14.34% for the same period in 2023. The Company’s return on average assets during the six months ended June 30, 2024 was 0.58% compared to 0.99% for the same period in 2023.

Net income for the three months ended June 30, 2024 was $1,078,509, or $0.35 per common share (basic and diluted), compared to $1,670,117, or $0.54 per common share (basic and diluted), for the second quarter of 2023. The Company’s return on average equity during the three months ended June 30, 2024 was 8.23% compared to 13.22% for the same period in 2023. The Company’s return on average assets during the three months ended June 30, 2024 was 0.55% compared to 0.92% for the same period in 2023.

Net interest income for the six months ended June 30, 2024 was $620,275 lower when compared to the same period in 2023 due to a decrease in the net interest margin to 2.70% for the six months ended June 30, 2024 from 3.09% for the same period in 2023. The decline in the net interest margin was partially offset by a $66.5 million increase in average interest earning assets to $772.3 million for the six months ended June 30, 2024 from $705.8 million for the same period in 2023. Higher interest expense was the driving factor in the lower net interest income. The Federal Reserve rate increases of 5.25% since March 2022 caused the cost of deposits and borrowings to increase by 128 basis points to 2.57% for the six months ended June 30, 2024 from 1.29% for the same period in 2023. In addition, average interest bearing liabilities increased by $73.1 million to $618.9 million for the six months ended June 30, 2024 from $545.8 million for the same period in 2023. The taxable equivalent yield on total average interest-earning assets increased 67 basis points to 4.76% for the six months ended June 30, 2024 from 4.09% for the same period in 2023, partially offsetting the higher cost of funds. No significant improvement in the net interest margin is expected during the remainder of 2024.

The Bank entered into several interest rate swaps structured as fair value hedges during 2023, some in combination with the purchase of mortgage backed securities, which are intended to offset the impact of higher interest expense by improving interest income on debt securities. Our loan portfolio is comprised primarily of commercial real estate loans with fixed rates for five-year terms. As those loans reprice, our net interest margin should improve. In addition, our current strategy is to increase the diversification of our portfolio with commercial and industrial loans, which are typically adjustable rate loans and would provide an immediate higher yield in today’s interest rate environment.

No provision was recorded for credit losses for the six months ended June 30, 2024. For the six months ended June 30, 2023, we recorded a $495,000 recovery.

Noninterest income increased by $92,711 for the six months ended June 30, 2024 when compared to the same period in 2023, primarily as a result of a $142,794 gain on insurance proceeds for our Upperco location and a $20,668 increase in service charges on deposit accounts, offset by a $35,602 decrease in mortgage banking income and a $31,922 loss on the sale of debt securities. Noninterest expense was $792,646 higher in the six months ended June 30, 2024 when compared to the same period in 2023, due primarily to a $451,780 increase in other expenses, a $185,408 increase in occupancy and furniture and equipment costs, and a $155,458 increase in salaries and benefits. The increase in other expenses was due primarily to costs associated with our core system conversion that is projected to be completed in the fourth quarter of 2024. The conversion expenses are expected to increase over the remainder of 2024. Also, the Bank’s FDIC assessment expense increased due to higher FDIC assessment rates. The increase in occupancy and furniture and equipment was due primarily to the renovations and new equipment for the Upperco location which was placed in service at the end of the first quarter. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees.

Income taxes decreased by $542,738 during the six months ended June 30, 2024 when compared to the same period in 2023 due to lower earnings before taxes. The effective tax rate decreased to 22.1% for the six months ended June 30, 2024 from 25.1% for the same period last year due to an increase in the amount of nontaxable income included in pretax income year over year.

Total assets decreased slightly to $799 million at June 30, 2024 from $800 million at December 31, 2023. Loans increased to $546 million at June 30, 2024 from $523 million at December 31, 2023. Investments in debt securities decreased to $178 million at June 30, 2024 from $184 million at December 31, 2023. Deposits decreased to $651 million at June 30, 2024 from $681 million at December 31, 2023. The Company’s tangible equity was $48 million at June 30, 2024 compared to $45 million at December 31, 2023.

The book value of the Company’s common stock increased to $17.34 per share at June 30, 2024 from to $16.74 per share at December 31, 2023. Book value per share at June 30, 2024 is reflective of the $17 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 27 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The AFS investment portfolio is comprised of 61% government agency mortgage backed securities which are fully guaranteed, 33% investment grade non agency mortgage backed securities, 2% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. There is no indication of credit deterioration in any of the bonds and we intend to hold these investments to maturity, so no actual losses are anticipated. There is no impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

The Bank began utilizing the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) during the second quarter of 2023 and had borrowings of $54,000,000 outstanding at June 30, 2024 with a maturity date of January 15, 2025, an increase of $21,000,000 from December 31, 2023. Eligible collateral for the BTFP includes mortgage backed securities which are valued at par instead of market providing greater availability than other facilities. The BTFP also provides competitive fixed rates for up to a one-year term and advances can be refinanced or paid off in full or in part at any time. The Federal Reserve Bank eliminated new BTFP advances on March 11, 2024. This facility, along with our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash, provided us with access to approximately $343 million of liquidity at June 30, 2024.

Gary A. Harris, President and CEO, commented “Higher deposit and borrowing costs continue to negatively impact earnings. The reduced net interest margin is expected to continue over the remainder of 2024. However, our loan portfolio had significant growth during the first half of the year, our asset quality remains high, and our liquidity position remains strong. I am happy to report that our new Towson commercial banking office opened in the second quarter. In addition, we are on track with our core system conversion.  While it will increase our expenses in 2024, the new system will be a substantial digital upgrade that will position the bank for future growth, provide for significant efficiency gains and an enhanced customer experience moving forward.”

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31, *
	2024	2023

Assets

Cash and due from banks	$24,212,716	$44,404,473
Federal funds sold and other interest-bearing deposits	297,604	285,864
Cash and cash equivalents	24,510,320	44,690,337
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	157,524,568	164,084,673
Securities held to maturity, at amortized cost less allowance for credit losses of $126,631 and $35,627	20,135,893	20,163,622
Equity security, at fair value	508,333	507,130
Restricted stock, at cost	1,395,900	863,500
Loans, less allowance for credit losses of $4,082,098 and $4,285,247	546,036,461	523,308,044
Premises and equipment, net	7,455,924	6,583,452
Accrued interest receivable	2,191,090	2,180,734
Deferred income taxes, net	8,061,994	8,312,482
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	15,115,536	14,930,754
Goodwill and other intangibles, net	7,030,260	7,034,424
Other assets	7,247,205	5,939,309
	$798,555,849	$799,940,826

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$108,907,898	$115,284,706
Interest-bearing	542,301,597	565,678,145
Total deposits	651,209,495	680,962,851
Securities sold under repurchase agreements	2,758,183	6,760,493
Federal Home Loan Bank of Atlanta advances	15,000,000	5,000,000
Federal Reserve Bank advances	54,000,000	33,000,000
Long-term debt, net of issuance costs	12,270,747	13,212,378
Accrued interest payable	2,217,250	1,482,773
Other liabilities	6,557,384	7,344,040
	744,013,059	747,762,535
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,144,974 in 2024 and 3,116,966 shares in 2023	31,450	31,170
Additional paid-in capital	30,832,609	30,398,080
Retained earnings	40,703,077	39,433,185
Accumulated other comprehensive loss	(17,024,346)	(17,684,144)
	54,542,790	52,178,291
	$798,555,849	$799,940,826

* - Derived from audited consolidated financial statements

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Interest income
Loans, including fees	$7,237,816	$6,368,721	$14,119,727	$12,414,269
Investment securities - taxable	1,592,316	769,999	3,171,382	1,532,207
Investment securities - tax exempt	137,593	139,528	274,371	279,372
Federal funds sold and other interest earning assets	212,043	105,974	680,350	210,903
Total interest income	9,179,768	7,384,222	18,245,830	14,436,751

Interest expense
Deposits	3,231,886	1,735,965	6,332,812	2,770,816
Securities sold under repurchase agreements	13,035	7,501	36,044	11,839
Federal Home Loan Bank advances and other borrowings	31,929	208,536	44,517	412,983
Federal Reserve Bank advances	640,846	13,000	1,262,529	13,263
Long-term debt	128,705	148,390	262,305	299,952
Total interest expense	4,046,401	2,113,392	7,938,207	3,508,853
Net interest income	5,133,367	5,270,830	10,307,623	10,927,898

Recovery of credit losses	-	(225,000)	-	(495,000)

Net interest income after recovery of credit losses	5,133,367	5,495,830	10,307,623	11,422,898

Noninterest income
Service charges on deposit accounts	217,427	204,726	412,101	391,433
Mortgage banking income	18,376	33,636	23,327	58,929
Bank owned life insurance income	94,462	88,741	184,783	171,846
Loss on sale of debt securities	(31,922)	-	(31,922)	-
Fair value adjustment of equity security	(2,430)	(7,341)	(5,971)	(1,574)
Gain on insurance proceeds	-	-	142,794	-
Other fees and commissions	78,047	83,488	153,263	165,030
Total noninterest income	373,960	403,250	878,375	785,664
			-
Noninterest expense
Salaries	1,993,580	1,850,494	3,969,767	3,726,938
Employee benefits	441,546	541,173	1,047,859	1,135,230
Occupancy	277,690	202,147	524,017	416,263
Furniture and equipment	327,884	252,924	570,305	492,651
Other	1,082,561	838,909	2,123,780	1,672,000
Total noninterest expense	4,123,261	3,685,647	8,235,728	7,443,082

Income before income taxes	1,384,066	2,213,433	2,950,270	4,765,480
Income taxes	305,557	543,316	651,774	1,194,512
Net income	$1,078,509	$1,670,117	$2,298,496	$3,570,968

Earnings per share - basic	$0.35	$0.54	$0.74	$1.16
Earnings per share - diluted	$0.35	$0.54	$0.74	$1.16